EXHIBIT 16.1

June 27, 2005

Securities and Exchange Commission

Washington. D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Modtech Holdings, Inc. and, under the date of June 16, 2005 we reported on the consolidated financial statements of Modtech Holdings, Inc. (the “Company”) as of and for the years ended December 31, 2004 and 2003, and management’ assessment of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004. On April 11, 2005, we notified the Company that our auditor-client relationship would cease upon the completion of our audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2004, management’s assessment of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, and the issuance of our reports thereon. On June 23, 2005, the Company filed its Form 10-K and therefore the auditor-client relationship has ceased. We have read Modtech Holdings, Inc.’s statements included under Item 4.01 of its Form 8-K/A dated June 23, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Modtech Holdings, Inc.’s statement that the Company engaged Peterson & Company as its independent registered public accountants for the interim periods after December 31, 2004 and the year ending December 31, 2005.

Very truly yours

/s/ KPMG LLP